Exhibit c

                         ARTICLE X

                       SHAREHOLDERS

       SECTION 10.1 VOTING POWERS. The Shareholders shall have the power to vote (i) for the election of Trustees as provided in Article II, Section 2.2;
(ii) for the removal of Trustees as provided in Article II, Section 2.3(d);
(iii) with respect to any investment adviser as provided in Article IV, Section 4.1; (iv) with respect to the merger, consolidation and sale of assets of the Trust as provided in Article XI, Section 11.3; (v) with respect to the amendment of this Declaration as provided in Article XI, Section 11.4; (vi) to the same extent as the Shareholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders (provided, however, that a shareholder of a particular Series shall not be entitled to a derivative or class action on behalf of any other Series (or shareholders of any other Series) of the Trust); and (vii) with respect to such additional matters relating to the Trust as may be required by law, by this Declaration, or the By-laws of the Trust or any regulation of the Trust, by the Commission or any State, or as the Trustees may consider desirable. Any matter affecting a particular Series, including without limitation, matters affecting the investment advisory arrangements or investment policies or restrictions of a Series, if required by law, shall not be deemed to have been effectively acted upon unless approved by the required vote of the Shareholders of such Series if required by law. Unless otherwise required by law, each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action to be taken by Shareholders which is required or permitted by law, this Declaration or any By-laws of the Trust.

       SECTION 10.2 MEETINGS. Shareholder meetings shall be held as specified in Article I of the By-laws and in Section 2.2 hereof at the principal office of the Trust or at such other place as the Trustees may designate. No annual or regular meetings of shareholders are required. Meetings of the Shareholders may be called by the Trustees and shall be held at such times, on such day and at such hour as the Trustees may from time to time determine, for the purposes specified in Section 2.2 and for such other purposes as may be specified by the Trustees.

       SECTION 10.3 QUORUM AND REQUIRED VOTE. Except as otherwise provided by law, the holders of thirty percent of the outstanding Shares of each Series present in person or by proxy shall constitute a quorum for the transaction of any business at any meeting of Shareholders. If a quorum, as above defined, shall not be present for the purpose of any vote that may properly come before the meeting, the Shareholders present in person or by proxy and entitled to vote at such meeting on such matter holding a majority of the Shares present entitled to vote on such matter may by vote adjourn the meeting from time to time to be held at the same place without further notice than by announcement to be given at the meeting until a quorum, as above defined, entitled to vote on such matter shall be present, whereupon any such matter may be voted upon at the meeting as though held when originally convened. Subject to any applicable requirement of law, this Declaration or the By-laws, a plurality of the votes cast shall elect a Trustee and all other matters shall be decided by a majority of the votes cast entitled to vote thereon.

       SECTION 10.4 RECORD DATE FOR MEETINGS. For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than 180 days prior to the date of any meeting of Shareholders or declaration of dividends or other action as a record date for the determination of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by Section 9.2 hereof.

       SECTION 10.5 PROXIES. Any vote by a Shareholder of the Trust may be made in person or by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Trustees or their designee prior to the time the vote is taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more officers of the Trust. Only Shareholders of record shall be entitled to vote. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. A proxy with respect to shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them.

       SECTION 10.6 ADDITIONAL PROVISIONS. The By-laws may include further provisions for Shareholders' votes, meetings and related matters.

       SECTION 10.7 REPORTS. The Trustees shall cause to be prepared with respect to each Series at least annually a report of operations containing a balance sheet and statement of income and undistributed income of the applicable Series of the Trust prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. It is contemplated that separate reports may be prepared for the various Series. Copies of such reports shall be mailed to all Shareholders of record of the applicable Series within the time required by the 1940 Act. The Trustees shall, in addition, furnish to the Shareholders at least semi-annually, interim reports containing an unaudited balance sheet of the Series as of the end of such period and an unaudited statement of income and surplus for the period from the beginning of the current fiscal year to the end of such period.

       SECTION 10.8 SHAREHOLDER ACTION BY WRITTEN CONSENT. Any action which may be taken by Shareholders may be taken without a meeting if a majority of Shareholders of each Series entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of this Declaration) consent to the action in writing and the written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.



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